Exhibit 10.2

Execution Version

STRATEGIC ADVISOR AGREEMENT

This Strategic Advisor Agreement (the “Agreement”) is entered into as of December 2, 2025 (the “Effective Date”), by and between Hyperliquid Strategies Inc, a Delaware corporation with its principal place of business at 477 Madison Avenue, New York, New York 10022 (“Customer”), and Rorschach Advisors LLC, a Delaware limited liability company with its principal place of business at 477 Madison Avenue, New York, New York 10022 (“Advisor”). Customer and Advisor are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, pursuant to the transactions contemplated by that certain Business Combination Agreement, dated as of July 11, 2025 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”; capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Business Combination Agreement), by and among Customer, Rorschach I LLC, a Delaware limited liability company, Sonnet BioTherapeutics Holdings, Inc., a Delaware corporation, and the other parties thereto, Customer is expanding and diversifying its business through integration of cryptocurrency and digital asset strategies in both its product offerings and as part of its treasury management strategy; and

WHEREAS, Advisor provides technical advisory services regarding digital asset ecosystem, including Hyperliquid and related digital assets.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties agree as follows:

1.	Engagement

1.1.	Services. Advisor agrees to use commercially reasonable efforts to provide strategic advisory services to Customer as described in Schedule A attached hereto (the “Services”).

1.2.	Independent Contractor. Advisor shall perform the Services as an independent contractor and not as an employee, agent, or partner of Customer. Nothing in this Agreement shall be construed to create a joint venture, partnership, or agency relationship between the Parties.

2.	Term and Termination

2.1.	Term. This Agreement shall commence on the Effective Date and shall continue for a period of five (5) years, unless earlier terminated in accordance with this Section 2 (the “Term”).

2.2.	Termination for Cause. Either Party may terminate this Agreement immediately upon written notice if the other Party materially breaches this Agreement and fails to cure such breach within thirty (30) days after receiving written notice of the breach.

2.3.	Termination by Mutual Agreement. Both Parties may agree in writing to terminate this agreement by mutual agreement at any point during the Term.

2.4.	Effect of Termination for Cause or by Mutual Agreement. Upon termination of this Agreement, Advisor shall cease providing the Services, and Customer shall pay Advisor any fees due and payable under this Agreement up to the effective date of termination.

3.	Compensation

3.1.	Future Equity Grants. Customer agrees that, unless otherwise agreed by Advisor and subject in all respects to applicable Law, in the event that Customer raises equity or equity-linked financing during the Term, Advisor shall be entitled to receive grants of equity in the form of (a) shares of Pubco Common Stock equal to 5% of the number of shares of Pubco Common Stock issued or issuable pursuant to such financing and (b) warrants to purchase an aggregate number of shares of Pubco Common Stock equal to 15% of the number of shares of Pubco Common Stock issued or issuable pursuant to such financing, in substantially the same form as the Advisor Warrants, or as otherwise may be agreed by Customer and Advisor.

3.2.	Compensation. Any additional compensation to be paid by Customer to Advisor (the “Compensation”) shall be determined by the board of directors of Customer.

4.	Confidentiality

4.1.	Confidential Information. “Confidential Information” means non-public information regarding the disclosing Party’s business affairs, products, services, confidential intellectual property, trade secrets, third-party confidential information and other sensitive or proprietary information, whether orally or in visual, written, electronic, or other form or media, and whether or not marked, designated, or otherwise identified as “confidential.”

4.2.	Exclusions. Confidential Information does not include information that: (a) is or becomes publicly available without breach of this Agreement; (b) was known to the receiving Party prior to disclosure; (c) is independently developed by the receiving Party without use of or reference to the disclosing Party’s Confidential Information; or (d) is disclosed pursuant to legal or regulatory requirements, provided, however, in the case of clause (d), the disclosing Party shall disclose no more than that portion of the Confidential Information which, on the advice of the receiving Party’s legal counsel, such legal or regulatory requirement specifically requires the receiving Party to disclose.

4.3.	Treatment of Confidential Information. Each Party shall: (a) protect and safeguard the confidentiality of the disclosing Party’s Confidential Information with at least the same degree of care as the receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (b) not use the disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to perform its obligations under this Agreement; and (c) not disclose any such Confidential Information to any person or entity, except to the receiving Party’s representatives who need to know the Confidential Information to assist the Recipient, or act on its behalf, to exercise its rights or perform its obligations under this Agreement. The recipient shall be responsible for any breach of this Section 4.3 caused by any of its representatives. On the expiration or termination of the Agreement, the receiving Party and its representatives shall promptly return to the disclosing Party all copies, whether in written, electronic or other form or media, of the disclosing Party’s Confidential Information, or destroy all such copies and certify in writing to the disclosing Party that such Confidential Information has been destroyed.

4.4.	Survival. The obligations under this Section 4 shall survive the termination or expiration of this Agreement for a period of two (2) years.

5.	Liability

5.1.	Limitation of Liability. In the performance of the Services, Advisor shall be obligated to act only in good faith and shall not have any liability (whether direct or indirect, in contract or tort or otherwise) for any claims, liabilities, losses, damages, penalties, obligations or expenses of any kind whatsoever, including reasonable and documented attorneys’ fees and court costs (collectively, “Liabilities”) to the Customer in connection with, arising out of or relating to the performance of the Services hereunder, that are not the result of intentional misconduct, fraud, or material breach of this Agreement by Advisor. Advisor’s total liability under this Agreement, whether in contract, tort, or otherwise, shall be limited to the total Compensation paid under this Agreement.

5.2.	Indemnification. The Customer agrees to indemnify and hold harmless Advisor from and against any and all Liabilities to which Advisor may become subject or incurred by Advisor, to the fullest extent lawful, in connection with any pending or threatened litigation, legal claim or proceeding arising out of or in connection with the Services rendered by Advisor under this Agreement; provided, however, that the foregoing indemnity shall not apply to any such Liabilities arising out of Advisor’s intentional misconduct, fraud, or material breach of this Agreement.

5.3.	Survival. The terms and provisions of this Section 5 shall survive termination or expiration of this Agreement.

6.	Representations and Warranties

6.1.	Mutual Representations. Each Party represents and warrants to each other that: (a) it has the full right, power, and authority to enter into and perform its obligations under this Agreement; and (b) its performance under this Agreement will not violate any applicable laws or regulations.

6.2.	Disclaimer. Except as expressly set forth in this Agreement, Advisor makes no warranties, express or implied, including any warranties of merchantability, fitness for a particular purpose, or non-infringement.

6.3.	Investor Status. The Advisor represents that it is either: (i) an “accredited investor” as defined in Rule 506(d) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”) or (ii) a “qualified institutional buyer” as defined in Rule 144A(a)(1) under the Securities Act. The Advisor hereby represents that neither it nor any of its Rule 506(d) Related Parties (as defined below) is a “bad actor” within the meaning of Rule 506(d) promulgated under the Securities Act. For purposes of this Agreement, “Rule 506(d) Related Party” shall mean a person or entity covered by the “Bad Actor disqualification” provision of Rule 506(d) of Regulation D under the Securities Act.

7.	Miscellaneous

7.1.	Governing Law and Dispute Resolution. This Agreement shall be governed by the laws of the State of Delaware. All claim, dispute, or controversy (“Actions”) arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process, and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Services, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

7.2.	Entire Agreement. This Agreement, including its Schedules, constitutes the entire agreement between the Parties and supersedes all prior agreements, understandings, and communications, whether written or oral, relating to the subject matter hereof.

7.3.	Amendments. This Agreement may only be amended in writing signed by both Parties.

7.4.	Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party, except in connection with a merger, acquisition, or sale of substantially all of its assets or to a wholly-owned subsidiary.

7.5.	Notices. All notices under this Agreement shall be in writing and delivered to the addresses set forth above by certified mail, courier, or email (with confirmation of receipt).

7.6.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

CUSTOMER:

HYPERLIQUID STRATEGIES INC

By:	/s/ David Schamis
Name:	David Schamis
Title:	President and Chief Executive Officer

ADVISOR:
RORSCHACH ADVISORS LLC

By:	/s/ David Schamis
Name:	David Schamis
Title:	Manager

Schedule A

Technical advisory services related to the digital asset ecosystem, including Hyperliquid and related digital assets, developments in digital asset industries, the selection of third-party vendors with respect to asset management and related digital asset services and other strategic advice regarding Customer’s digital assets treasury operations.